Exhibit 10.2

M E M O R A N D U M

TO: Chad Campbell, Region 4 President

FROM: Tim Hingtgen, Chief Executive Officer

CC: Matt Hayes, EVP & Chief Human Resources Officer

DATE: February 19, 2024

SUBJECT: Executive Retention Cash Award – CHSPSC, LLC Franklin Corporate Office

Effective today, we are pleased to announce a special one-time Executive Cash Retention Award which has been designed to retain key talent within the organization and to further enhance your current compensation portfolio. The Award is subject to the conditions outlined below.

The Award is divided into two installment payments, 40% of the Award to be distributed eighteen months following the Award Date and the remaining 60% to be distributed 36 months following the Award Date. [Example, if the Award is $100,000, the employee will receive $40,000 following 18 months of the original Award Date and the remaining $60,000 following 36 months of the original Award Date.] This confidential and discretionary Award will be in monetary form that is not subject to market fluctuations and that you can choose to spend or invest at your discretion.

Your exceptional leadership and continued dedication are critical to the success of the organization and are recognized by your eligibility for this unique award. If you have any questions, please contact Matt Hayes in the Corporate Human Resources Department.

Your 2024 Executive Retention Cash Award

Employee Name:	Chad Campbell
Job Title:	Region 4 President
2024 Retention Cash Award Amount:	$500,000
2024 Award Date:	3/1/2024
1st Installment (40%) Issuance Date: 9/1/25	$200,000
2nd Installment (60%) Issuance Date: 3/1/27	$300,000

Award Eligibility

In order to be eligible to earn each installment payment of the Award, you must have been actively employed as a full-time employee of CHSPSC, LLC for each installment period through each Installment Issuance Date (18 and 36 months as outlined above). Each payment will be made as soon as administratively possible following completion of each installment period and will be subject to applicable taxes.

Change in Status/Position/Location

This special one-time Award is based on your current position. If your position (other than a promotion within CHSPSC) and/or location change (other than one made by CHSPSC) subsequent to this notification, conditions for the Award will not have been met and the Award will be void.

Agreement of Duties of: Loyalty, Non-Competition & Non Solicitation

As an executive, you will learn non-public, proprietary information, such as business plans, medical information, referral sources, services, processes, contracts, marketing, finances, pricing and compensation of CHSPSC, LLC and its affiliated entities (CHS). As a condition of accepting this Award, you agree to work solely for CHS’ benefit. You may only use CHS proprietary information for CHS duties. And you agree to inform competing entities of your duties to CHS and to report in writing to your supervisor and to Compliance any business arrangement that might limit your duties to CHS in any way. If your employment ends at any time before March 1, 2027 (the “Non Compete Period”), following termination of your employment you agree for a period of the lesser of (1) one uninterrupted year or (2) until expiration of the Non Compete Period not to directly or indirectly: (1) compete within 50 miles of any CHS Facility for which you have had direct responsibility as Region President and (2) solicit persons that were employed by CHS during your employ, anywhere. In the event of an involuntary separation, the non-compete provision would not be enforced, however the non-solicitation would remain valid and enforceable. CHS reserves its right to enforce this Agreement, by injunctive relief and otherwise and including the recovery of its attorney’s fees. Tennessee law applies to this award and venue for any legal dispute is Williamson County, Tennessee.

ACCEPTED:

/s/ Chad Campbell March 19, 2024

Chad Campbell Date